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                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE


Stamps.com Media Contacts:                          iShip.com Media Contact:

Seth Oster                                          Jessie Brumfiel

Sr. Director of Corporate Communications                Brumfiel & Etienne

(310) 581-7542                                      (415) 241-7195

(310) 962-4117 (cell)                               (650) 766-9887 (cell)

soster@stamps.com                                   jessie@brumet.com
-----------------


Ken McBride (Investor inquiries)

Sr. Director of Finance

(310) 582-7552

ir@stamps.com
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STAMPS.COM TO ACQUIRE iSHIP.COM TO CREATE LANDMARK INTERNET MAILING AND SHIPPING
SERVICE


Acquisition Will Give Small Business, Consumer and Enterprise Customers One-Stop
           Convenience and Choice for All Mailing and Shipping Needs


Santa Monica, Calif. (October 25, 1999) - Stamps.com(TM) (Nasdaq: STMP), the leader in Internet Postage(TM), today announced it has agreed to acquire privately-held iShip.com, a leading provider of Internet-based shipping technology. The acquisition will establish Stamps.com as the only online service that will be able to offer small business, consumer and corporate enterprise customers a single source for all their mailing and shipping needs.

     The agreement will combine iShip.com's unique Web-based multi-carrier shipping technology with Stamps.com's core Internet Postage service, providing customers one-stop access to mailing, shipping and tracking services, as well as label printing for such leading parcel carriers as the U.S. Postal Service and United Parcel Service (UPS). The combined company will also enable carriers to reach new customers. iShip.com's investors and strategic partners include Mail Boxes Etc., eBay, Intel, venture capital firm Draper Fisher Jurvetson and UPS.

     Under the terms of the agreement, Stamps.com will issue eight million shares of Stamps.com common stock for all outstanding shares, options and warrants of iShip.com. The acquisition, which will be accounted for under the purchase method of accounting, values iShip.com at approximately $300 million, based on the closing price of Stamps.com on October 22, 1999. The acquisition has been approved by the boards of directors of both companies and is subject to regulatory and shareholder approval from both companies.

     "This acquisition will revolutionize the way mailing and shipping services are offered," said Stamps.com CEO John Payne. "Eighty-five percent of all e-commerce packages are shipped through the U.S. Postal Service and UPS. Anchored by Stamps.com's
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strong relationship with the U.S. Postal Service and iShip.com's historic relationship with UPS, our new combined company is positioned to take advantage of the rise in e-commerce shipments."

     Stephen Teglovic, president and CEO of iShip.com, said: "This merger will build a single marketplace on the Web for shipping and mailing services and information, in a way that benefits both customers and carriers. Mailing and shipping each amount to $60 billion dollar industries. As a combined company, we will be able to double our market opportunity and provide the most comprehensive service on the Internet to manage all mailing and shipping needs. The complementary technology that Stamps.com and iShip.com bring together, matched with strong management teams on both sides, will make this a great partnership for the mailing and shipping industries."

     Stamps.com is the only company approved by the U.S. Postal Service to provide a truly Internet-based postage service. Stamps.com harnesses the power of the Internet to allow customers to print postage any time of the day or night using just a computer, printer and an Internet connection.

     iShip.com was founded in 1997 by the same management team that built UPS Online Professional, the world's most powerful shipping and tracking software. The iShip.com technology allows customers to access multi-carrier shipping choices and convenience, with package pricing, shipping, and tracking right from the desktop. The iShip.com service includes online rate and service comparisons including the U.S. Postal Service, UPS, Fed Ex and Airborne Express and the ability to purchase and print labels online.

     iShip.com's key strategic investors and partners include eBay, United Parcel Service (UPS) and Mail Boxes Etc. Through its partnership with eBay, iShip.com is the exclusive provider of online shipping services integrated into eBay, for their more than 5.6 million registered users. iShip.com also has an exclusive relationship with Mail Boxes Etc. to provide online shipping services to Mail Boxes Etc.'s 3,300 domestic franchise locations. In turn, Mail Boxes Etc. provides a brick-and-mortar network of retail centers to support iShip.com's Small Office and Home Office and small business customers' shipping needs.


About Stamps.com

Founded in 1996, Santa Monica-based Stamps.com is the only commercially approved true Internet Postage service. The company's innovative technology eliminates the need for specialized hardware by giving customers the flexibility to print postage over the Internet - securely, accurately and fast. Through partnerships with major companies including America Online, IBM, Microsoft, Office Depot, Quicken.com and 3M, Stamps.com has tremendous reach into the small office/home office and consumer markets. More information about the company can be found at www.stamps.com.
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About iShip.com

     iShip.com is an Internet services company bringing powerful, easy-to-use Web-based shipping technology and services to the e-commerce marketplace, and to businesses everywhere. iShip.com offers customers multi-carrier choice and convenience, with package pricing, shipping and tracking right from the desktop. iShip.com was founded in 1997, and is based in Bellevue, Washington. For more information, visit www.iship.com.
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                                      ###
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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the Company's ability to integrate acquired companies and its ability to meet future capital requirements, could cause actual results to differ materially from those in the forward-looking statements are detailed in filings with the Securities and Exchange Commission, made from time to time by Stamps.com, including its Form 10-Q for the quarter ended June 30, 1999, and Stamps.com's prospectus, related to its initial public offering, that was filed with the SEC on June 25, 1999.

Internet Postage, Stamps.com and the Stamps.com logo are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.